EXHIBIT INDEX

Exhibits                                                         Page Number
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99.1              Press Release dated September 17, 1998.

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                                  EXHIBIT 99.1

Turbodyne Announces Share Buy-Back Plan

WOODLAND HILLS,  Calif.,  Sept. 17 /PRNewswire/ -- Turbodyne  Technologies  Inc.
(Nasdaq: TRBD; EASDAQ) announced today that its board of directors has authorized the company to buy up to $3.5 million of its shares of common stock. The Company has approximately 41 million shares of common stock outstanding.

"The repurchase program demonstrates our confidence in the company's future and supports management's belief that the company's common stock is significantly undervalued at current market levels," said Turbodyne's Chairman Edward Halimi. "Additionally, at its current trading levels, we believe the stock is an excellent value and that the repurchase program will serve well our stockholders and the company.

"The actual number of shares repurchased, and the timing of the purchases, will be based on the company's stock price, general economic conditions and other factors," he added. "The company remains in a strong financial position. If share prices remain at current levels, we will look to make repurchases of our stock, which we feel is a proper way to maximize stockholder value." Turbodyne Systems, the Engine Technology Division of Turbodyne, develops, manufactures, designs and markets patented pollution-reduction, fuel economy and performance
enhancing   products  for  internal   combustion engines in  the  automotive,
transportation, construction, marine, agriculture, mining, military and power generation industries. Turbodyne's Light Metals Division is a manufacturer of machined aluminum castings and a leading supplier to the automotive industry. Offices and plants are located in Carpinteria, La Mirada, Encinitas and Woodland Hills, Calif.; Ensenada and Mexico City, Mexico; Vancouver, Canada; Northants, England; Paris, France and Frankfurt, Germany.

Please visit Turbodyne's website.  The world wide web address is:
http://www.turbodyne.com.

     Except for the historical information contained in this news release, the matters discussed herein include forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ from those indicated in the forward-looking statements are the availability and acceptance of the Turbodyne products; the impact of competitive products and pricing; the performance by the company under existing purchase contracts and the ability to obtain new contracts, the ability of the company to contain expenses, conditions within the global automotive market, general economic conditions and political changes both domestically and overseas and other factors detailed from time to time in the company's SEC reports, including its 1997 Form 20-F.

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